                                                                   EXHIBIT 10.25

                            JOINT OPERATING AGREEMENT


                                  MADE BETWEEN


                               BOGOSO GOLD LIMITED


                                       AND


                         PRESTEA GOLD RESOURCES LIMITED


                                      DATED


                                JANUARY 31, 2002

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JOINT OPERATING AGREEMENT                                               PAGE (i)
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                                TABLE OF CONTENTS


Section 1        -      Definitions and Interpretation

        2        -      Scope of Agreement

        3        -      Consultations and Cooperation

        4        -      Safety and Environment

        5        -      Infrastructure Mitigation Plan

        6        -      Default

        7        -      Dispute Resolution

        8        -      Representations and Warranties

        9        -      General



Schedule A       -      Lease Area

         B       -      Infrastructure Mitigation Plan
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JOINT OPERATING AGREEMENT                                                 PAGE 1
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AGREEMENT made January 31, 2002 between Bogoso Gold Limited, a company incorporated under the laws of Ghana ("BGL"), and Prestea Gold Resources
Limited, a company incorporated under the laws of Ghana ("PGR").

RECITALS

A. The Parties entered into an agreement dated May 21, 2001 (the "Letter Agreement") pursuant to which, among other things, it was agreed that PGR would surrender a mining lease held by it and the Parties would procure the issue of two new mining leases covering the same area, of which one would permit underground mining and the other surface mining for gold and related minerals.

B. Subsequent to such date, PGR surrendered its existing lease, the Government of Ghana issued the BGL Lease and PGR Lease (as defined below) and GSR entered into and completed an agreement with Barnato Exploration Limited, all as provided for in the Letter Agreement.

C. Subsequent to such date PGR and PGL entered into an agreement dated November 16, 2001 (the "Investment Agreement") confirming the understandings of the Letter Agreement.

D. The Investment Agreement was amended and supplemented by letters dated December 4, 2001 and January 31, 2002.

E. BGL has advanced to PGR $2,099,999.00 of the $2,100,000.00 which it undertook pay to PGR as the First Option Payment (as defined in the Investment Agreement).

F. BGL has commenced mining on the Prestea property at the area known as Buesichem and intends to commence mining activities on the central portion of the Prestea property in the areas known as North Shaft and Plant around mid-2002 once the necessary approvals have been obtained from the Environmental Protection Agency and the Mines Department.

G. The Parties are entering into this joint operating agreement as provided for in the Investment Agreement as so amended and supplemented.

IN CONSIDERATION OF THE MUTUAL COVENANTS IN THIS AGREEMENT, THE PARTIES AGREE AS
FOLLOWS:

                                    ARTICLE 1
                         DEFINITIONS AND INTERPRETATIONS

1.1      As used in this Agreement:

"AFFILIATE" means any legal entity, wherever incorporated or constituted, which directly or indirectly controls, is controlled by, or is under common control with a Party and, for this purpose, "control" means the ownership of or right to exercise control of more then fifty percent (50%) of the voting rights at a general meeting of shareholders or other equivalent constitutional meeting and, through such ownership or right, to elect at least a majority of the

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JOINT OPERATING AGREEMENT                                                 PAGE 2
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Board or other persons with substantially equivalent power to manage and direct the affairs of such legal entity.

"AGREEMENT" means this joint operating agreement and all schedules and instruments in amendment or confirmation of it; "hereof", "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

"APPLICABLE LAW" means all applicable laws of the Republic of Ghana, including, without limitation, the PNDCL 153;

"BGL" means Bogoso Gold Limited, registration no. 29,939, a company incorporated according to the laws of the Republic of Ghana.

"BGL LEASE" means the mining lease dated June 29, 2001 issued by the Government to BGL pursuant to Section 45 of the PNDCL 153 whereby BGL has been granted exclusive mining rights over the Lease Area to mine for a period of 30 years for gold and associated mineral substances lying and being under the surface to a vertical depth 150.37 metres below sea level (the "150 Metre Depth") and includes all necessary consents and ratifications to perfect BGL's title thereunder;

"BUSINESS DAY" means any day other than a Saturday, Sunday or official public holiday in the city of Accra, Ghana or in the city of Denver, U.S.A.

"CHIEF INSPECTOR OF MINES" means the chief inspector of mines appointed from time to time by the Minister in accordance with the Minerals and Mining Law, 1986, as amended.

"DAY" means a calendar day;

"DECOMMISSIONING" means closure of the Plant in compliance with the requirements of Article 5.

"DOLLARS" OR "$" means the currency which is, from time to time, legal tender for the payment of all private and public debts in the United States of America.

"EFFECTIVE DATE" means January 31, 2002.

"FINANCIAL YEAR" means a period of twelve (12) months ending on December 31 or such other date as may be determined by the Parties from time to time.

"FORCE MAJEURE" means any cause, whether foreseeable or unforeseeable, beyond a Party's reasonable control, including, without limitation, labour disputes (however arising and whether or not employee demands are reasonable or within the power of such Party to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or

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JOINT OPERATING AGREEMENT                                                 PAGE 3
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conditions arising out of or attributable to war, whether declared or undeclared; riot, civil strife, insurrection or rebellion; fire, explosion, earthquake, storm, flood, sinkholes, drought or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment; contractor' or subcontractors' shortage of, or inability to obtain, labour, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing.

"GOVERNMENT" means the duly constituted government of the Republic of Ghana or any political subdivision thereof, whether Central, Regional, District or local, or any judicial body, agency or instrumentality of any such government or political subdivision (and is deemed to include, for the purposes of any required approvals to be obtained hereunder, the Bank of Ghana);

"INFRASTRUCTURE MITIGATION PLAN" means an infrastructure mitigation plan, complying with the requirements of Schedule B, designed to set out the broad understanding of the Parties as to how surface infrastructure to be impacted by the surface mining operations to be conducted by BGL under the BGL Lease will be mitigated to ensure that there is no significant adverse impact on the operations of PGR pursuant to their rights under the PGR Lease;

"AGREEMENT " means this joint operating agreement and all schedules and instruments in amendment or confirmation of it; "hereof', "hereto", and "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section, Subsection or other subdivision; "Article", "Section", "Subsection" or other subdivision of this Agreement followed by a number means and refers to the specified Article, Section, Subsection or other subdivision of this Agreement;

"LEASE AREA" means the area of approximately 129.05 square kilometers, as more particularly described in Schedule A;

"LICENCE" means any licence, permit, approval, right, privilege, concession or franchise issued, granted, conferred or otherwise created by the Government;

"MINING LEASE", "MINERAL OPERATIONS", "MINING OPERATIONS", "MINERAL RIGHT" and "MINERALS" shall have the meanings given to such terms in PNDCL 153;

"MINISTER" means the Minister responsible for mines in the Republic of Ghana;

"MANAGEMENT COMMITTEE" means the management committee as described in Section 4.

"MINING COMMENCEMENT DATE" means the date as of which BGL commences mining operations on the BGL Lease in the area marked as "Plant Deposit" on Schedule A;

"OPTION" means the option granted by PGR to BGL to acquire shares in PGR, as provided in Section 6 of the Investment Agreement;

"PARTIES" means, collectively, BGL and PGR and "Party" means any one of them.

"PERSON" shall be broadly interpreted and includes an individual, body corporate, partnership, joint venture, trust, association, unincorporated organization, the Government

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JOINT OPERATING AGREEMENT                                                 PAGE 4
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(including any agency, authority, tribunal or commission) or any other entity recognized by law;

"PGR" means Prestea Gold Resources Limited a company incorporated according to the laws of the Republic of Ghana.

"PGR LEASE" means the mining lease dated June 29, 2001 issued by the Government to PGR pursuant to Section 45 of the PNDCL 153, whereby PGR has been granted mineral rights over the Lease Area for a period of 30 years for gold and other associated mineral substances lying and being under the 150 Metre Depth and includes all necessary consents and ratifications to perfect PGR's title thereunder;

"PLANT" means PGR's existing processing plant located on the Lease Area;

"PNDCL 153" means the Minerals and Mining Law, 1986 (PNDCL 153) of Ghana, as amended;

"PARTIES" means, collectively, BGL and PGR and "Party" means any one of them.

"PRESTEA ASSETS" means all assets owned by SGMC which are located on the property covered by the PGR Lease;

"PRESTEA MINING AREA" means the area shown on Schedule A and marked as "Prestea Mining Area";

"SGMC" means The State Gold Mining Corporation Limited;

1.2 Any reference in this Agreement to gender shall include all genders, and words importing the singular number only shall include the plural and vice versa.

1.3 The division of this Agreement into Articles, Sections, Subsections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in the construction or interpretation of this Agreement.

1.4 Any Article, Section, Subsection or other subdivision of this Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed from this Agreement and be ineffective only to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof.

1.5 This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties.

1.6 This Agreement may only be amended, modified or supplemented by a written agreement signed by all of the Parties.

1.7 No waiver of any of the provisions of this Agreement by any Party shall be deemed to constitute a waiver of such provision by any other Party or a waiver by such Party of any other provision, (whether or not similar), nor shall such waiver constitute a

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JOINT OPERATING AGREEMENT                                                 PAGE 5
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         continuing waiver unless otherwise expressly provided in writing duly executed by the Party to be bound thereby.

1.8 Where the word "including" or "includes" is used in this Agreement it means "including (or includes) and without limitation".

1.9 Any references herein to any law, by-law, rule, regulation, order or act of any government, governmental body or other regulatory body shall be construed as a reference thereto as enacted at the date hereof as such law, by-law, rule, regulation, order of or act may be amended, re-enacted or superseded from time to time.

                                    ARTICLE 2
                               SCOPE OF AGREEMENT

2.1 This Agreement sets out the protocols and procedures to be observed by BGL and PGR in the day-to-day operations of the surface and underground mining operations on the Lease Area with effect from the Effective Date and grants to BGL certain rights the exercise of which is necessary for purposes of conducting mining upon the BGL Lease. The matters to be discussed and agreed to by the Parties pursuant to this Agreement shall include, but not be limited to, safety, communication between the Parties, access, disturbances, mitigation of disturbances, air and water ingress to the underground mine from the surface excavations, blasting operations, notification of blasting operations, survey and notification of underground openings, community relations, confidentiality, statements to the media, joint emergency response, and security operations.

2.2 The Agreement does not constitute a commercial arrangement between the Parties and only deals with how the Parties will cooperate to ensure that their individual operations and activities on the Lease Area will have minimal impact on the operations and activities of the other Party.

2.3 This Agreement shall remain in force so long as BGL is the holder of the BGL Leased or other mining rights in the Lease Area and PGR is the holder of the PGR Lease or other mining rights in the Lease Area. Its validity and continuance in force shall not be affected in any way by
         (a) BGL's failure to make payment of the balance of the First Option Payment, where such failure results from PGR's inability or failure to satisfy one or more closing conditions, or BGL's own exercise of the Option. In this regard PGR hereby acknowledges the adequacy of the payments already made to it by BGL as consideration for their entering into of this Agreement

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JOINT OPERATING AGREEMENT                                                 PAGE 6
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                                    ARTICLE 3
                          CONSULTATION AND COOPERATION

3.1      Management Committee

         (a) The Parties will form a Management Committee comprised of equal numbers of BGL and PGR representatives, but no more than ten (10), from BGL and ten (10) from PGR at any time.

         (b) The Management Committee shall meet as often as required but at least monthly. The Chairmanship of the Management Committee shall alternate between BGL and PGR. BGL shall chair the first meeting, then PGR shall chair the second meeting and so on.

         (c) The Management Committee will consider and decide on issues that affect the operations and activities of both BGL and PGR within the Lease Area. Issues will be decided by mutual agreement between the Parties.

         (d) Undecided or unresolved issues will be deferred for further investigation by the Parties and consideration by the Management Committee. Any unresolved issue or disputed issue may be resolved by arbitration as set out in Clause 8.

         (e) Minutes of all meetings of the Management Committee shall be recorded and then approved by the Parties at the next meeting of the Management Committee.

3.2      Mining Plans

         (a) The Parties shall provide documented mining plans and schedules for each Financial Year to the other Party no later than 30 days prior to the commencement of the Financial Year. For 2002 the plans and sections will be provided no later than ten (10) days after the execution of t his letter.

         (b) The Parties shall provide a detailed mining plan and schedule to the other Party for each Month no later than seven days prior to the commencement of each Month.

         (c) No Party shall deviate from any mining plan or schedule provided to the other without first having given the other Party ten days notice of its intention to do so.

         (d) No Party shall conduct any mining operations or activities within 20 metres of the 150 Metre Depth without first having presented a Feasibility Study on the activity to the other Party and the Chief Inspector of Mines, and received their written Agreement to do so.

3.3      Systems and Procedures

         (a) The Parties shall establish systems and procedures to control their operations and activities.

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JOINT OPERATING AGREEMENT                                                 PAGE 7
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         (b)      The systems and procedures shall deal with blast times, blast monitoring, sharing of survey information, surface mining near voids, storm water control, dewatering, surface access and control, development of infrastructure by the Parties on the Lease Area, and authorisations to third parties to work or develop infrastructure on the Lease Area.

3.4      Announcements and Community Relations

         (a) All announcement regarding the activities of the Parties within the Lease Area shall require the approval of the other Party, such approval not to be unreasonably withheld, and shall be deemed to have been granted in the event that no response is received from the approving Party within 72 hours of hand delivery.

         (b) The Parties shall coordinate all meetings with the local government, traditional rulers and the local community regarding their respective mining plans and activities within the Lease Area and shall ensure that both Parties are represented at any such hearings.

         (c) The restriction at Section 3.4 (a) shall not apply in the event of any press release required by law or the rules and regulations of a stock exchange having jurisdiction.

                                    ARTICLE 4
                             SAFETY AND ENVIRONMENT

4.1 Each Party shall ensure that all of its operations within the Lease Area are carried out in accordance with all applicable safety and environmental laws and guidelines in effect for such operations and in accordance with the terms of any environmental or mining permits issued to them.

4.2 The Parties covenant to accept the final decision of the Chief Inspector of Mines on any safety or environmental matter or dispute between the Parties.

                                    ARTICLE 5
                         INFRASTRUCTURE MITIGATION PLAN

5.1 The Parties recognize the importance of, and need for, the adoption and implementation of the Infrastructure Mitigation Plan ("Plan") designed to minimize the impact of surface mining operations to be conducted by BGL under the BGL Lease.

5.2 The Parties hereby adopt with immediate effect the Plan attached as Schedule B.

5.3 The Parties undertake to regularly review the Plan and to amend it as required from time to time to reflect changing circumstances and new information on the Parties respective mining plans which was not previously known.

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JOINT OPERATING AGREEMENT                                                 PAGE 8
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5.4      In recognition of the need for BGL to be able to relocate certain infrastructure pursuant to the Plan:

         (a) PGR hereby grants BGL the right to acquire for $1.00 such of the Prestea Assets that BGL is required to replace or relocate as a result of the implementation of the Plan; provided that
                  (i) such replaced or relocated assets shall become the property of PGR, and (ii) BGL may acquire title to such replaced or relocated assets by paying to PGR an amount not in excess of the consideration paid by PGR to SGMC to acquire them plus reasonable expenses incurred in the acquisition;

         (b) PGR agrees to transfer to BGL, for nominal consideration, such of the Prestea Assets as are agreed between the Parties to be necessary for BGL's own operations by a transfer agreement in form and substance satisfactory to the Parties;

         (c) PGR agrees that BGL shall be entitled to realize whatever value possible, directly or indirectly, from the Prestea Assets acquired by it in accordance with clause 5.4 (b) to defray its costs and expenses incurred in executing the Plan;

         (d) PGR agrees that the Prestea Assets, which will be acquired in accordance with this clause, includes, among other things, the Plant, and that the area on which the Plant is located will be required for mining within the first six months of this Agreement, and it is envisaged that about three months will be required for the Decommissioning of the Plant. In this regard:

                  (i) BGL shall provide PGR with at least thirty (30) days notice of the date of Decommissioning upon which PGR shall cease delivering ore to the Plant;

                  (ii) Immediately following Decommissioning, BGL will have the right to secure the Plant. PGR employees will be granted access, on a 24-hour basis, for seven consecutive days immediately thereafter in order to effect a clean-up of the Plant and its inventories. During this period, PGR employees shall have the right to process any gold-bearing material in order to produce a smelted product ("Gold Dore"). Only Gold Dore and left-over reagents, inclusive of loaded carbon, will remain the property of PGR and may be removed during the aforementioned seven-day period. After such seven-day clean-up period, any remaining materials will become the property of BGL; and

                  (iii) BGL shall have the right to monitor all clean-up operations conducted by PGR after Decommissioning. Physical clean-up may be conducted on all machinery and structures within the Plant boundary, provided such cleaning actions are non-destructive, and provided no dismantling or disassembly of any equipment takes place. No cleaning may take place which, in BGL's opinion, will physically alter, degrade or render unserviceable any civil or mechanical structure;

         (e) From Decommissioning until such time as BGL is able to provide alternative processing facilities ("Alternative Facilities") for use by PGR to process its

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JOINT OPERATING AGREEMENT                                                 PAGE 9
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                  underground ore, BGL shall be obligated to treat ore mined by
                  PGR on a toll processing basis at its processing facilities under the terms and conditions set out in Schedule I of the Investment Agreement.

         (f) The Alternative Facilities will consist of, at BGL's option but subject to PGR's approval, not to be unreasonably withheld, either the relocation of the Plant or the acquisition and upgrading, with the use of existing plant equipment, of the processing plant currently used by Prestea Sankofa Gold Limited, subject to its being available for this purpose.

         (g) The Alternative Facilities shall be constructed with due regard to the metallurgical flowsheet, capacity and performance of the Plant and their designed overall unit cost per tonne shall not be more than and, recovery shall not be less than, those of the Plant;

         (h) Provided that BGL has commenced mining operations on the BGL Lease in the area marked as "Plant Deposit" on Schedule A, or alternatively, in the event that BGL ceases mining operations on the BGL Lease prior to the Mining Commencement date, BGL shall, upon the establishment of the Alternative Facilities, transfer the Alternative Facilities to PGR for a purchase price equal to the difference between (i) the cost of the Alternative Facilities, and (ii) the price paid by PGR or BGL to SGMC for the Plant. The purchase consideration shall be a non-interest bearing demand loan note re-payable on December 31, 2999 secured by a fixed charge over the Alternative Facilities.

         (i) In the unlikely event that the Alternative Facilities are established prior to the Mining Commencement Date, the Alternative Facilities shall be and remain the property of BGL and shall be made available to PGR for so long as it needs them without charge; provided that (i) PGR shall be responsible for maintaining the Alternative Facilities in good repair and operating condition, and (ii) shall not be entitled to modify them without BGL's prior consent, not to be unreasonably withheld; and

         (j) The Parties may agree to continue such toll processing arrangement in lieu of BGL making the Alternative Facilities available.

5.5 For greater certainty the Parties hereby confirm and agree that the provisions of Clause 5.4 are intended to be enforceable independently of the similar provisions contained in Clause 7.1 of the Investment Agreement.

                                    ARTICLE 6
                                     DEFAULT

6.1 A Party shall be in default under this Agreement if, at any time (a) such Party is in breach of any of its material obligations under this Agreement and which continues for seven (7) days after notice by the other Party specifying such breach; (b) bankruptcy, insolvency, or similar events effecting such Party.

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JOINT OPERATING AGREEMENT                                                PAGE 10
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6.2      For the purposes of Clause 6.1 a break of material obligations shall include but not be limited to breach of the obligations contained in Clauses 3.2, 3.3, 4.1 and 5.3 and shall be enforceable by application to a court having jurisdiction over the Parties.

                                    ARTICLE 7
                               DISPUTE RESOLUTION

7.1 Any dispute, controversy or claim arising under or in connection with this Agreement, and which cannot be resolved within sixty (60) days of attempted negotiations between the Parties, shall be settled by arbitration in accordance with this section.

7.2 Matters subject to arbitration shall be settled by arbitration in accordance with the rules and regulations of the London Court of International Arbitration in effect on the date of this agreement.

7.3 The place of arbitration shall be Accra, Ghana or such other place as the Parties may agree.

7.4      The language of the arbitration shall be English.

7.5 The arbitration shall be the sole and exclusive forum for resolution of the dispute or controversy and the award shall be final and binding.

7.6 A Party may demand arbitration by delivering a written notice thereof to the other Party setting forth a complete, concise statement of the issue(s) in dispute, the amount involved and the remedy requested.

7.7 The arbitrators shall render a written decision within six months after having been appointed.

7.8 Notwithstanding anything herein, the arbitral panel shall have the power to decide any dispute ex aequo et bono, with the objective of deciding such matters fully in accordance with the intent of the Parties as indicated by this Agreement.

7.9 The arbitrators shall have the right to award or include in their award any relief which they deem proper in the circumstances, including, without limitation, money damages (with interest on unpaid amounts from date due), specific performance, injunctive relief and legal fees and costs in accordance with this section.

7.10 The arbitrators shall not have the authority to award exemplary, punitive, consequential or special damages and each Party shall be limited to the recovery of any actual damages sustained by it.

7.11 The number of arbitrators shall be three. One arbitrator shall be nominated by each of the Parties and shall then agree on the appointment of a third arbitrator, who shall be disinterested in the dispute and shall have no connection with any Party.

7.12 All arbitrators shall be persons having relevant experience in the minerals industry.

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JOINT OPERATING AGREEMENT                                                PAGE 11
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7.13     Unless the three arbitrators have been appointed within thirty (30)
         days after the date on which either Party requests the settlement of any dispute by arbitration pursuant to this Section, the London court of International Arbitration shall appoint the three arbitrators referred to above. The appointing authority may appoint from among nationals of any country, whether or not a Party is a national of that country.

                                    ARTICLE 8
                         REPRESENTATIONS AND WARRANTIES

8.1      The Parties represent and warrant to each of the other Parties that:

         (a) it is a body corporate duly incorporated, organized and validly subsisting under the laws of its incorporating jurisdiction;

         (b) it has full power and authority to carry on its business and to enter into this Agreement;

         (c) neither the execution and delivery of this Agreement nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by any agreement to which it is a party;

         (d) the execution and delivery of this Agreement does not violate or result in the breach of its constating documents or of the laws of any applicable jurisdiction; and

         (e) this Agreement has been duly authorized by all necessary corporate action of its directors and shareholders and constitutes a legal, valid and binding obligation enforceable against it in accordance with its terms.

                                    ARTICLE 9
                                     GENERAL

9.1      Further Assurances

         Each of the Parties will from time to time execute and deliver all further documents and instruments and do all acts and things as the other Party may, either before or after the Closing Date, reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this Agreement.

9.2      Legal Fees

         Each of the Parties hereto will pay their respective legal and accounting costs and expenses incurred in connection with the preparation, execution and delivery of this Agreement, and all other documents and instruments executed pursuant hereto and any other costs and expenses whatsoever and howsoever incurred.

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JOINT OPERATING AGREEMENT                                                PAGE 12
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9.3      Confidentiality

         No Party shall disclose the making of this Joint Operating Agreement nor its terms nor any other agreement referred to in this Joint Operating Agreement (except those matters set out in the press release in the agreed form) nor any details of each Parties mining plans and activities which may be shared with the other Party in the performance of this Joint Operating Agreement unless agreed in writing by the other Parties (such agreement not to be unreasonably withheld) and each Party shall procure that each of its Related Persons shall not make any such disclosure without the prior consent of the other Parties unless disclosure is:

         (a)      to its professional advisers; or

         (b)      required by law; or

         (c) required by the rules or standards of any stock exchange, securities regulator that a Party is a reporting issuer of or such other regulatory body agreed between the Parties and disclosure shall then only be made by that Party:

                  (i) after it has taken all such steps as may be reasonable in the circumstances to agree the contents of such announcement with the other Parties before making such announcement and provided that any such announcement shall be made only after notice to the other Parties; and

                  (ii) to the person or persons and in the manner required by law or the rules of the stock exchange, securities regulator or or such other regulatory body or as otherwise agreed between the Parties.

         The restrictions contained in Article 9.3 shall apply without limit of time.

9.4      Entire Agreement

         This Agreement constitutes the entire agreement among the Parties with respect to the subject matter hereof and cancels and supersedes any prior understandings and agreements between the Parties hereto with respect thereto.

9.5      Amendments and Waiver

         No modification of or amendment to this Agreement will be valid or binding unless set forth in writing and duly executed by all of the Parties and no waiver of any breach of any term or provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided, will be limited to the specific breach waived.

9.6      Assignment

         No Party may assign this Agreement to another party.

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JOINT OPERATING AGREEMENT                                                PAGE 13
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9.7      Benefit of the Agreement

         This Agreement will enure to the benefit of and be binding upon the respective successors of the Parties.

9.8      Notices

         Any demand, notice or other communication to be given in connection with this Agreement must be given in writing by personal delivery or by electronic means of communication addressed to the recipient as follows:

         (a)      To PGR:
                  Prestea Gold Resources Limited
                  PO Box 701
                  Accra Ghana

                  Attention:     Chairman
                  Facsimile No.: +233 21 66 5563

         (b)      To BGL:
                  Bogoso Gold Limited
                  32 Akosombo Road
                  Airport Residential
                  PO Box 16075, Airport
                  Accra Ghana

                  Attention:     Managing Director
                  Facsimile No.: +233 21 77 7700

         or to such other address, individual or electronic communication number as may be designated by notice given by either Party to the other. Any demand, notice or other communication given by personal delivery will be conclusively deemed to have been given on the day of actual delivery thereof and, if given by electronic communication, on the day of transmittal thereof if given during the normal business hours of the recipient and on the Business Day during which such normal business hours next occur if not given during such hours on any day.

9.9      Governing Law

         This Agreement is governed by and must be construed in accordance with the laws of Ghana.

9.10     Attornment

         For the purpose of all legal proceedings this Agreement shall be deemed to have been performed in Ghana and the courts of Ghana will have jurisdiction to entertain any action arising under this Agreement. Each Party hereby attorns to the jurisdiction of the courts of Ghana.

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JOINT OPERATING AGREEMENT                                                PAGE 14
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9.11     Counterparts

         This Agreement may be executed in any number of counterparts, each of which will be deemed to be an original and all of which when taken together constitute one and the same agreement.

9.12     Execution by Facsimile Transmission

         Delivery of this Agreement by may be made by facsimile transmission. A copy of this Agreement duly executed in several counterparts by the Parties and delivered by facsimile transmission constitutes a valid and binding Agreement.

9.13     Force Majeure

         The obligations of the Parties will be suspended for the duration of a Force Majeure event.

In witness whereof the Parties have executed this Agreement as of the date first above written

BOGOSO GOLD LIMITED



By:    /s/ Peter Bradford
       -----------------------------
Name:  Peter Bradford
Title: Chairman



By:    /s/ Richard Gray
       -----------------------------
Name:  Richard Gray
Title: Managing Director


PRESTEA GOLD RESOURCES LIMITED



By:    /s/ Robert Cole
       -----------------------------
Name:  Robert Cole
Title: Chairman



By:    /s/ Jerome Essilfie
       -----------------------------
Name:  Jerome Essilfie
Title: Mine Manager and Director